FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 21, 2013	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FIRST QUARTER RESULTS,
DECLARES $0.16 PER SHARE DIVIDEND,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR WEDNESDAY, OCTOBER 23, AT 3:30PM CDT

Highlights:

•
Preliminary fiscal year 2014 first quarter earnings per common share (diluted) reported at $.74, up from $.71 in the year ago period, as net income available to common shareholders increased to $2.5 million, as compared to $2.4 million in the year ago period. Earnings per common share (diluted) were up $.01, as compared to the $.73 earned in the fourth quarter of fiscal 2013, the linked quarter.

•
For the first quarter of fiscal 2014, the Company generated an annualized return on average assets of 1.27% and an annualized return on average common equity of 12.2%, as compared to 1.41% and 12.6%, respectively, for the same period of the prior fiscal year. In the fourth quarter of fiscal 2013, the linked quarter, the annualized return on average assets was 1.28%, and the annualized return on average common equity was 12.2%.

•
The Company posted loan growth of $31.1 million, or 4.8%, during the first quarter of fiscal 2014; deposits increased $3.3 million, or 0.5%. Available-for-sale investments were up 4.8%, and cash and time deposit balances declined 16.7%.

•
Net interest margin for the first quarter of fiscal 2014 was 3.90%, down from the 4.30% reported for the year ago period, but up from the net interest margin of 3.86% for the fourth quarter of fiscal 2013, the linked quarter.

•	Noninterest income was up 20.8% for the first quarter of fiscal 2014, compared to the year ago period, and up 11.6% from the fourth quarter of fiscal 2013, the linked quarter.
•	Noninterest expense was up 10.4% for the first quarter of fiscal 2014, compared to the year ago period, and up 1.4% from the fourth quarter of fiscal 2013, the linked quarter.
•
Non-performing assets decreased to $3.6 million at September 30, 2013, as compared to $4.6 million at June 30, 2013. At September 30, 2013, non-performing assets were 0.43% of total assets, as compared to 0.58% at June 30, 2013.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the first quarter of fiscal 2014 of $2.5 million, an increase of $118,000, or 4.9%, as compared to $2.4 million in net income available to common shareholders earned during the same period of the prior fiscal year. The increase was attributable to an increase in noninterest income and reductions in provision for income tax and provision for loan losses, partially offset by an increase in noninterest expense and a decrease in net interest income. Preliminary net income available to common shareholders was $.74 per fully diluted common share for the first quarter of fiscal 2014, an increase of 4.2% as compared to the $.71 per fully diluted common share earned during the same period of the prior fiscal year. Before the dividend on preferred shares of $50,000, preliminary net income for the first quarter of fiscal 2014 was $2.6 million, a decrease of $27,000, or 1.0%, as compared to the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on October 15, 2013, declared its 78th consecutive quarterly dividend on common stock since the inception of the Company. The cash dividend of $.16 per common share will be paid on November 29, 2013, to common stockholders of record at the close of business on November 15, 2013. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Recent Developments:

The Company previously announced on October 4 the completion of its acquisition of Ozarks Legacy Community Financial, Inc. (“Ozarks Legacy”), and its subsidiary, Bank of Thayer, in an all-cash transaction. The acquired financial institution was merged with and into the Company’s subsidiary, Southern Bank. The first quarter results do not reflect this acquisition.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Wednesday, October 23, 2013, at 3:30 p.m., CDT (4:30 p.m., EDT). The call will be available live to interested parties by calling 1-888-317-6016 in the United States (Canada: 1-855-669-9657, international: 1-412-317-6016). Telephone playback will be available one hour following the conclusion of the call, until 8:00 a.m., CST, on November 7, 2013. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10036064.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first quarter of fiscal 2014, with total assets increasing $35.2 million, or 4.4%, to $831.6 million at September 30, 2013, as compared to $796.4 million at June 30, 2013. Balance sheet growth was primarily due to growth in loan and available-for-sale securities balances. Balance sheet growth was funded primarily with Federal Home Loan Bank (FHLB) advances, increases in deposit balances, and retention of net income.

Available-for-sale investments increased $3.9 million, or 4.8%, to $83.9 million at September 30, 2013, as compared to $80.0 million at June 30, 2013. The increase was primarily attributable to investments in mortgage-backed securities and agency bonds.  Cash equivalents and time deposits were down $2.3 million, or 16.7%, as compared to June 30, 2013.

Loans, net of the allowance for loan losses, increased $31.1 million, or 4.8%, to $678.2 million at September 30, 2013, as compared to $647.2 million at June 30, 2013. Increases in commercial real estate, residential, and commercial lending were partially offset by decreases in construction loan balances. Residential real estate loan growth was primarily attributable to loans secured by multi-family housing.

Non-performing loans were $1.2 million, or 0.17% of gross loans, at September 30, 2013, as compared to $1.4 million, or 0.22% of gross loans, at June 30, 2013; non-performing assets were $3.6 million, or 0.43% of total assets, at September 30, 2013, as compared to $4.6 million, or 0.58% of total assets, at June 30, 2013. Our allowance for loan losses at September 30, 2013, totaled $8.8 million, representing 1.28% of gross loans and 763% of non-performing loans, as compared to $8.4 million, or 1.28% of gross loans, and 584% of non-performing loans, at June 30, 2013. The decrease in non-performing assets was attributable primarily to the sale of foreclosed real estate.  For one relationship which accounted for $2.1 million in foreclosed real estate balances at June 30, 2013, the sale of certain properties reduced the carrying amount to $1.7 million at September 30, 2013, with that remaining balance comprised entirely of commercial real estate. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at September 30, 2013, is adequate, based on that measurement.

Total liabilities increased $33.9 million to $728.4 million at September 30, 2013, an increase of 4.9% as compared to $694.6 million at June 30, 2013. This growth was primarily the result of an increase in FHLB advances.

Deposits increased $3.3 million, or 0.5%, to $635.7 million at September 30, 2013, as compared to $632.4 million at June 30, 2013. Increased balances were noted in certificates of deposit and interest-bearing checking accounts, and were partially offset by decreases in noninterest-bearing checking, savings, and money market deposit accounts. The average loan-to-deposit ratio for the first quarter of fiscal 2014 was 104.6%, as compared to 105.3% for the same period of the prior fiscal year.

FHLB advances were $61.9 million at September 30, 2013, an increase of $37.4 million, or 152.5%, as compared to $24.5 million at June 30, 2013. The increase was attributable to the use of overnight borrowings to fund asset growth. Securities sold under agreements to repurchase totaled $21.4 million at September 30, 2013, as compared to $27.8 million at June 30, 2013, a decrease of 23.0%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties. The Company has encouraged these counterparties to migrate to a swept deposit product that places their funds in other FDIC-insured depositories, while providing funding to our institution under a reciprocal arrangement, in order to improve the Company’s liquidity.

The Company’s stockholders’ equity increased $1.3 million, or 1.3%, to $103.2 million at September 30, 2013, from $101.8 million at June 30, 2013. The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock, and by a decrease in accumulated other comprehensive income, as the market value of the available-for-sale investment portfolio declined, net of tax, the result of a general increase in market interest rates.

Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2013, was $7.4 million, a decrease of $47,000, or 0.6%, as compared to the same period of the prior fiscal year. The decrease was attributable to a 40-basis point decrease in net interest margin, from 4.30% to 3.90%, partially offset by a 9.6% increase in the average balance of interest-earning assets.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank (the Acquisition). Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $529,000 in the first quarter of fiscal 2013 to $204,000 in the first quarter of fiscal 2014. This component of net interest income contributed 11 basis points to net interest margin in the first quarter of fiscal 2014, as compared to 30 basis points in the first quarter of fiscal 2013. The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three-month period ended September 30, 2013, was $500,000, as compared to $611,000 in the same period of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three-month period represented an annualized charge of 0.30%, as compared to 0.41% for the same period of the prior fiscal year. The decrease in the provision was attributed primarily to the low level of classified and delinquent loans, partially offset by an increase in loan balances. Net charge offs for the first quarter of fiscal 2014 were 0.05% of average loans, annualized, as compared to 0.13% for both fiscal year 2012 and fiscal year 2013.

The Company’s noninterest income for the three-month period ended September 30, 2013, was $1.3 million, an increase of $220,000, or 20.8%, as compared to the same period of the prior fiscal year. The increase was attributed primarily to increased deposit account charges and fees (resulting from transaction account growth and increased NSF activity), gains on sales of residential loans into the secondary market, and increased bank card interchange income.

Noninterest expense for the three-month period ended September 30, 2013, was $4.6 million, an increase of $429,000, or 10.4%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in employee compensation and benefits, legal and professional fees, occupancy, and advertising.  Legal fees in the current period included $125,000 related to the October 4 acquisition of Ozarks Legacy. The efficiency ratio for the three-month period ended September 30, 2013, was 52.8%, as compared to 48.8% for the same period of the prior fiscal year. The deterioration resulted from an increase of 10.4% in noninterest expense, partially offset by a combined 2.0% increase in net interest income and noninterest income. Exclusive of the reduction in the accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition, discussed above, the Company would have seen a combined increase in net interest income and noninterest income of 5.9% in the three-month period ended September 30, 2013, as compared to the same period of the prior fiscal year.

The income tax provision for the three-month period ended September 30, 2013, was $1.0 million, a decrease of $117,000, or 10.3%, as compared to the same period of the prior fiscal year. The decrease was attributed to lower pre-tax income, as well as a decline in the effective tax rate, to 28.5% in the current period, as compared to 30.6% in the same period of the prior fiscal year. The decline in the effective tax rate was attributed to continued additional investments in tax-advantaged assets.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	September 30, 2013	June 30, 2013

Cash equivalents and time deposits	$11,469,000	$13,769,000
Available for sale securities	83,850,000	80,004,000
Membership stock	4,396,000	3,011,000
Loans receivable, gross	687,036,000	655,552,000
Allowance for loan losses	8,795,000	8,386,000
Loans receivable, net	678,241,000	647,166,000
Bank-owned life insurance	16,596,000	16,467,000
Intangible assets	936,000	1,040,000
Premises and equipment	18,629,000	17,516,000
Other assets	17,491,000	17,418,000
Total assets	$831,608,000	$796,391,000

Interest-bearing deposits	$592,388,000	$586,937,000
Noninterest-bearing deposits	43,291,000	45,442,000
Securities sold under agreements to repurchase	21,390,000	27,788,000
FHLB advances	61,870,000	24,500,000
Other liabilities	2,282,000	2,678,000
Subordinated debt	7,217,000	7,217,000
Total liabilities	728,438,000	694,562,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	83,170,000	81,829,000
Total stockholders' equity	103,170,000	101,829,000

Total liabilities and stockholders' equity	$831,608,000	$796,391,000

Equity to assets ratio	12.41%	12.79%
Common shares outstanding	3,297,000	3,294,000
Less: Restricted common shares not vested	32,000	32,000
Common shares for book value determination	3,265,000	3,262,000
Book value per common share	$25.47	$25.09
Closing market price	26.60	25.67

Nonperforming asset data as of:	September 30, 2013	June 30, 2013

Nonaccrual loans	$1,153,000	$1,437,000
Accruing loans 90 days or more past due	-	-
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	1,153,000	1,437,000
Other real estate owned (OREO)	2,292,000	3,030,000
Personal property repossessed	44,000	46,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$3,614,000	$4,638,000

Total nonperforming assets to total assets	0.43%	0.58%
Total nonperforming loans to gross loans	0.17%	0.22%
Allowance for loan losses to nonperforming loans	762.79%	583.58%
Allowance for loan losses to gross loans	1.28%	1.28%

Performing troubled debt restructurings	$4,735,000	$4,883,000

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended
Average Balance Sheet Data:	September 30, 2013	September 30, 2012

Interest-bearing cash equivalents	$6,010,000	$11,908,000
Available for sale securities and membership stock	86,721,000	75,048,000
Loans receivable, gross	663,495,000	602,995,000
Total interest-earning assets	756,226,000	689,951,000
Other assets	47,916,000	44,957,000
Total assets	$804,142,000	$734,908,000

Interest-bearing deposits	$589,331,000	$520,761,000
Securities sold under agreements to repurchase	22,868,000	24,567,000
FHLB advances	36,745,000	34,129,000
Subordinated debt	7,217,000	7,217,000
Total interest-bearing liabilities	656,161,000	586,674,000
Noninterest-bearing deposits	45,238,000	52,114,000
Other noninterest-bearing liabilities	549,000	314,000
Total liabilities	701,948,000	639,102,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	82,194,000	75,806,000
Total stockholders' equity	102,194,000	95,806,000

Total liabilities and stockholders' equity	$804,142,000	$734,908,000

	For the three-month period ended
Summary Income Statement Data:	September 30, 2013	September 30, 2012

Interest income:
Cash equivalents	$3,000	$19,000
Available for sale securities and membership stock	497,000	489,000
Loans receivable	8,665,000	8,854,000
Total interest income	9,165,000	9,362,000
Interest expense:
Deposits	1,449,000	1,580,000
Securities sold under agreements to repurchase	31,000	48,000
FHLB advances	256,000	255,000
Subordinated debt	56,000	59,000
Total interest expense	1,792,000	1,942,000
Net interest income	7,373,000	7,420,000
Provision for loan losses	500,000	611,000
Noninterest income	1,280,000	1,060,000
Noninterest expense	4,567,000	4,138,000
Income taxes	1,023,000	1,141,000
Net income	2,563,000	2,590,000
Less: effective dividend on preferred shares	50,000	195,000
Net income available to common shareholders	$2,513,000	$2,395,000

Basic earnings per common share	$0.76	$0.73
Diluted earnings per common share	0.74	0.71
Dividends per common share	0.16	0.15
Average common shares outstanding:
Basic	3,295,000	3,288,000
Diluted	3,389,000	3,383,000

Return on average assets	1.27%	1.41%
Return on average common stockholders' equity	12.2%	12.6%

Net interest margin	3.90%	4.30%
Net interest spread	3.76%	4.11%

Efficiency ratio	52.8%	48.8%